Exhibit 5.2

www.rimonlaw.com

December 17, 2020

ParcelPal Technology Inc.
190 Alexander St., Suite 305
Vancouver, BC V6A 2S5

We have acted as U.S. counsel to ParcelPal Technology Inc., a corporation organized under the laws of British Columbia, Canada (the “Company”), in connection with a Registration Statement on Form F-1 (the “Registration Statement”) filed by the Company with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration and resale of up to 45,000,000 shares of the Company’s common stock, no par value per share (the “Shares”) pursuant to the terms of that certain (i) Investment Agreement between the Company and Tangiers Global, LLC on December 14, 2020 (the “Investment Agreement”) and (ii) Registration Rights Agreement between the Company and Tangiers Global, LLC on December 14, 2020 (the “Registration Rights Agreement”).

In connection with this opinion letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of (i) Articles of Incorporation of the Company, as amended, (ii) the Bylaws of the Company, (iii) the Investment Agreement, (iv) the Registration Rights Agreement, (v) the resolutions adopted by the board of directors of the Company, (vi) the Registration Statement and (vii) such other documents and records as we have deemed necessary.

In conducting our examination, we assumed, without investigation, the genuineness of all signatures, the legal capacity of all natural persons, the correctness of all certificates, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted as certified or photostatic copies, the authenticity of the originals of such copies, and the accuracy and completeness of all records made available to us by the Company. As to questions of fact material to this opinion, we have relied on the accuracy of certificates or comparable documents of public officials and of officers and representatives of the Company. In addition, in rendering this opinion, we assumed that the Shares were or will be offered in the manner and on the terms identified or referred to in the Registration Statement, including all amendments thereto.

To the extent governed by the laws of the State of New York, each of the Investment Agreement and the Registration Rights Agreement has been duly authorized, validly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms and constitutes a valid and binding obligation of the Company.

The opinion set forth above is subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in proceeding in equity or at law).

Theodore Ghorra | 245 Park Avenue, 39th Floor, New York, NY 10167
(212)-515-9979 | theodore.ghorra@rimonlaw.com

www.rimonlaw.com	ParcelPal Technology Inc. December 17, 2020 Page 2

We are admitted to practice in the State of New York, and we express no opinion as to matters governed by any laws other than the laws of the State of New York.

You are separately receiving an opinion from your Canadian counsel, Boughton Law Corporation, with respect to the corporate proceedings, validity of the securities and such other matters set forth therein relating to the issuance of the Shares.

We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus which is part of the Registration Statement.

In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Rimon P.C.